As filed with the Securities and Exchange Commission on August 26, 1997
                                     Registration Statement No. 333-__________

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                  --------------

                                     FORM S-8

                              REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              THE TIREX CORPORATION
               (Exact name of registrant as specified in its charter)

               Delaware                                   3282985
     (State or other jurisdiction of                   (I.R.S. Employer
      incorporation or organization)                  Identification No.)

            740 St. Maurice, Suite
               Montreal, Quebec                            H3C 1L5
   (Address of Principal Executive Offices)               (Zip Code)

                            COMPENSATORY CONTRACTS
                            BETWEEN REGISTRANT AND
                        TERENCE C. BYRNE, LOUIS V. MURO
                   JOHN L. THRESHIE, AND FRANCES KATZ LEVINE
                            (Full title of the Plan)

                              Frances Katz Levine
                                621 Clove Road
                            Staten Island, NY 10310
         (Name and address, including zip code of agent for services)

                                 718-981-8485
        (Telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE
======================================================================================================
                                             Proposed Maximum     Proposed Maximum     Amount of
     Title of Securities     Amount to be     Offering Price     Aggregate Offering  Registration
     to be Registered         Registered       per Share*              Price*             Fee
======================================================================================================
Common Stock, Par Value,
$.001 Per Share, Issued
Pursuant to Compensation
Agreements With:
     John L. Threshie, Jr.     50,000             $ 0.40             $ 20,000.00          $  6.06
     Terence C. Byrne         221,572             $ 0.40             $ 88,628.80          $ 26.86
     Louis V. Muro            242,746             $ 0.40             $ 97,098.40          $ 29.42
     Frances K. Levine        291,667             $ 0.40             $116,666.80          $ 35.35
                              -------             ------             -----------          -------
                              805,985             $ 0.40             $322,394.00          $100.00
======================================================================================================

* Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) on the basis of the average of the closing bid and ask prices of to Common Stock of the Registrant as traded in the over-the-counter market and reported in the Electronic Bulletin Board of the National Association of Securities Dealers on August 22, 1997.

           Cross Reference Sheet Showing Location in Reoffer Prospectus of
         Information Required by Items of Part I of Form S-3 Included Herein
                   Under Cover of Form S-8, Pursuant to Rule 404(a)

           Form S-3 Item No. and Heading                 Heading in Prospectus
     1. Forepart of the Registration Statement and
            Outside Front Cover Page of Prospectus       Outside Front Cover Page

     2. Inside Front and Outside Back Cover
            Pages of Prospectus                           AVAILABLE INFORMATION;
                                                           REPORTS TO SHAREHOLDERS;
                                                           INCORPORATION OF CERTAIN
                                                           DOCUMENTS BY REFERENCE;
                                                           TABLE OF CONTENTS
     3. Summary Information, Risk Factors and
            Ratio of Earnings to Fixed Charges            Outside Front Cover Page;
                                                           THE COMPANY; RISK FACTORS

     4. Use of Proceeds                                   Not Applicable

     5. Determination of Offering Price                   Outside Front Cover Page; PLAN
                                                           OF DISTRIBUTION

     6. Dilution                                          Not Applicable

     7. Selling Security Holders                          SELLING SHAREHOLDERS

     8. Plan of Distribution                              Outside Front Cover Page; PLAN
                                                           OF DISTRIBUTION

     9. Description of Securities to be Registered        DESCRIPTION OF SECURITIES

    10. Interests of Named Experts and Counsel            EXPERTS; LEGAL OPINIONS

    11. Material Changes                                  Not Applicable

    12. Incorporation of Certain Information
         by Reference                                     INCORPORATION OF CERTAIN
                                                           DOCUMENTS BY REFERENCE
    13. Disclosure of Commission Position
         on Indemnification For Securities
         Act Liabilities                                  INDEMNIFICATION


          INCORPORATION OF EFFECTIVE REGISTRATION STATEMENT ON FORM S-8

     A registration statement on Form S-8 respecting the registration of shares of the common stock of the Registrant, issued under the employee benefit plans named on the front cover page of this registration statement (the "Prior Registration Statement"), was filed with the Securities and Exchange Commission on March 21, 1997 under Registrant's former name, "Tirex America Inc." and is currently effective. The contents of the said Prior Registration Statement (SEC File No. 333-23759) are incorporated herein by reference.

R  E  O  F  F  E  R
P  R  O  S  P  E  C  T  U  S

===============================================================================

                                     805,985

                                 _______________

                              THE TIREX CORPORATION

                                 _______________

                                  Common Stock
                                 $.001 Par Value

                                 _______________

     On July 11, 1997, Tirex America Inc. changed its name to "The Tirex Corporation". The shares of common stock offered hereby (the "Shares') are being sold by certain shareholders of The Tirex Corporation (the "Company"); such shareholders are hereinafter referred to as the "Selling Shareholders". The Company will not receive any of the proceeds from the sale of the common stock. The common stock is traded in the over-the-counter market, as reported in the Over-The-Counter Electronic Bulletin Board of the National Association of Securities Dealers ("Bulletin Board"). On August 22, 1997, the high ask and low bid prices of the Company's common stock, as quoted on the Bulletin Board, were $0.43 and $0.37 per share, respectively. Each of the Selling Shareholders proposes to offer his or her respective Shares for sale in the over-the-counter market through customary brokerage channels at the then current market price. See "Plan of Distribution".


                                 _______________


           THIS OFFERING INVOLVES CERTAIN RISKS.  SEE "RISK FACTORS"


                                _______________


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               _______________


             The date of this Prospectus is August 22, 1997

                            AVAILABLE INFORMATION

     The Company is subject to the information requirements of Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). The Company changed its name, effective July 11, 1997, from "Tirex America Inc." to "The Tirex Corporation". Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 1100 L Street, N.W., Room 6101, Washington, D.C. 20005; 26 Federal Plaza, Room 1100, New York, New York 10007; 10960 Wilshire Boulevard, Suite 1710, Los Angeles, California 90024; and 219 South Dearborn Street, Room 1228, Chicago, Illinois 60604; and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. The address of such site is "http://www.sec.gov".

                           REPORT TO SHAREHOLDER

     The Company intends to furnish to its shareholders annual reports containing audited financial statements together with an opinion with respect thereto by its independent certified public accountants.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference in this Prospectus the Company's annual report on Form 10-KSB for its fiscal year ended June 30, 1996, filed pursuant to Section 15(d) of the Exchange Act, the Company's quarterly reports on Forms 10-QSB for the fiscal quarters ended September 30, 1996, December 31, 1996, and March 31, 1997 filed pursuant to Section 15(d) of the Exchange Act, the Company's Current Reports on Form 8-K filed on January 24, 1997 (filed on paper with confirming copy filed electronically on February 7, 1997), February 10, 1997, and February 20, 1997, March 7, 1997, June 24,
1997, July 11, 1997, and all other reports, if any, filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended June 30, 1995. In addition, a registration statement on Form S-8 (the "Prior Registration Statement"), respecting the registration of shares of the common stock of the Company issued under the employee benefit plans named on the front cover page of the registration statement of which this Prospectus is a part, was filed with the Securities and Exchange Commission on March 21, 1997 under Company's former name, "Tirex America Inc." and is currently effective. The contents of the said Prior Registration Statement (SEC File No. 333-23759) are incorporated herein by reference.

     All reports and definitive proxy or information statements filed pursuant to Section 13 (a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a previously filed document incorporated or deemed to be incorporated by reference herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Any person receiving a copy of this Prospectus may obtain without charge, upon written or oral request, a copy of the information that was incorporated by reference in the prospectus (not including exhibits to such information unless the exhibits are themselves incorporated by reference). Requests should be directed to John L. Threshie, The Tirex Corporation. 740 St. Maurice, Suite 201, Montreal, Quebec H3C 1L5, telephone: (514) 878-0727.

                             TABLE OF CONTENTS

            Available Information                       2

            Reports to Shareholders                     2
            Incorporation of Certain Documents
            by Reference                                2

            The Company                                 5

            Risk Factors

             Development Stage Company - Lack of
               Operations - No Operating History        5

             Uncertainty of Product and Technology
               Development:  Technological Factors      6

              Need for Funding to Develop Technology
               and Commence Operations                  6

             Experience of Management                   6

             Protection of Tirex Proprietary
               and Infringement                         6

             Limited Public Market                      7

            Applicability of "Penny Stock Rules"
               to Broker-Dealer Sales of Company
               Common Stock                             7

            Possible Issuance and Sales of
               Additional Shares                        8

          Competition                                   9

         Selling Shareholders                           9

         Plan of Distribution                          13

         Description of Securities                     13

         Experts                                       14

         Legal Opinions                                14

         Indemnification                               14

                               THE COMPANY

     The Company owns certain proprietary technology (the "Tirex Technology"), plans, and designs for the construction and exploitation of a cryogenic scrap tire disintegration system (the "TCS-1 System"), which has been designed to disintegrate, scrap tires, using substantially less energy than is required by existing methods and to produce commercially exploitable, high quality, clean rubber crumb and unshredded steel and fiber. The Company intends (either directly or indirectly through its subsidiary, a Canadian corporation, "3143619 Canada Inc.", known as "Tirex Canada") to raise sufficient funding to complete all development aspects of the TCS-1 System, to complete construction of the first production model of the TCS-1 System, and thereafter, to begin full scale manufacturing and marketing operations as promptly as possible.
The Company is unable however to predict when, or whether, it will be successful in attaining any of the foregoing goals. For a more detailed discussion of the Company's proposed business, the Tirex Technology, the proposed TCS-1 System, and the share ownership of Tirex Canada, reference is made to Part I, Item I, of the Company's annual report on Form 10-KSB for the fiscal year ended June 30, 1996, which is incorporated herein by reference.

     The Company's principal executive offices are located at 740 St. Maurice, Suite 201, Montreal, Quebec, Canada H3C 1L5. Its telephone number is (514) 878-0727.


                               RISK FACTORS

     1. Development Stage Company - Lack of Operations - No Operating History. The Company is in the development stage and has had no significant operations to date. Its proposed operations are subject to all of the risks inherent in the establishment of a new business enterprise, including the absence of any significant operating history. The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business and the competitive environment in which the Company will operate. The Company has had no significant operating revenues to date and there can be no assurance of future revenues. There is limited evidence at this time upon which to base an assumption that the Company's proposed business will prove successful or that its proposed TCS-1 System will be successfully developed, manufactured, and marketed. As a consequence, there is no assurance that the Company will be able to operate profitably in the future. Additionally, the Company has a very limited business history which investors can analyze to aid them in making an informed judgment as to the merits of an investment in the Company. Any investment in the Company should therefore be considered a high risk investment because investors will be placing their funds at risk in an unseasoned start-up company.

     2. Uncertainty of Product and Technology Development: Technological Factors. The Company has not completed development and testing of the TCS-1 System. The Company's success will depend upon the TCS-1 System's meeting targeted performance and cost objectives and its timely introduction into the marketplace. The Company continues to be required to commit the bulk of its time, effort, and resources to finalizing the development of the TCS-1 System and raising the finances required for such project. Although the Company anticipates that the development of the TCS-1 System will be successfully concluded, such an outcome will be subject to all of the risks inherent in the development of a new product and technology (including unanticipated delays, expenses, and difficulties, as well as the possible insufficiency of funding to complete development). There can be no assurance as to when, or whether, the Company's efforts to complete the development of the TCS-1 System will be successful. In addition, there can be no assurance the TCS-1 System will satisfactorily perform the functions for which it is designed, that it will meet applicable price or performance objectives, or that unanticipated technical or other problems will not occur which would result in increased costs or material delays in development. There can be no assurance that, despite testing by the Company, problems will not be encountered in the TCS-1 System after the commencement of commercial manufacture and sales, resulting in loss or delay in market acceptance.

     3. Need for Funding to Develop Technology and Commence Operations. The Company presently requires funding to complete the development of the TCS-1 System and to commence manufacturing and marketing operations. Moreover, the Company will not receive any of the proceeds from the sales of any of the shares being offered hereunder. While, the Company believes that its present fund raising activities will result in adequate funding for the foregoing purposes, there can be no assurance that sufficient funding will be raised by the Company or that financing of any type, will be available on terms favorable or even acceptable the Company. The result of the Company's inability to raise sufficient funding to accomplish its present goals would have a material adverse effect upon the Company's prospects.


     4. Experience of Management. Although Management has general business and legal experience, potential investors should be aware that no member of management has been directly involved in administering a tire disintegration, recycling, or tire disintegration equipment manufacturing business.


     5. Protection of Tirex Proprietary Technology and Infringement. The success of the Company's proposed business depends in part upon its ability to protect its proprietary technology and the proposed TCS-1 System which will utilize such technology. On December 18, 1996,. the Company filed patent applications in the United States and Canada based on provisional priority under preliminary patent applications filed on December 19, 1995. Prior to such filings, the Company relied on trade secrets, proprietary know-how and technological innovation to develop its technology and the designs and specifications for the TCS-1 System. The Company has entered into confidentiality and invention assignment agreements with certain employees and consultants which limit access to, and disclosure or use of, the Tirex Technology. There can be no assurance, however, that the steps taken by the Company to deter misappropriation or third party development of its technology and/or processes will be adequate, that others will not independently develop similar technology and/or processes or that secrecy will not be breached, In addition, although the Company believes that its technology has been independently developed. and does not infringe on the proprietary rights of others, there can be no assurance that the Company's technology does not and will not so infringe or that third parties will not assert infringement claims against the Company in the future. Moreover, there can be no assurance that the Company will have the resources to defend or to bring a patent infringement or other proprietary rights action.


     6. Limited Public Market. To date there has been only a limited and sporadic public market for the Company's common stock. There can be no assurance that an active and liquid public market will develop or, if developed, that such market will be sustained. Purchasers of the shares offered hereunder may, therefore, have difficulty in selling such shares or find it impossible to liquidate their investment in the Company should they desire to do so. The Company's Common Shares are currently traded in the over-the-counter market and quoted on the "Electronic Bulletin Board" of the National Association of Securities Dealers. As at the date hereof, the Company is not eligible for inclusion in the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or for listing on any U.S. national stock exchange. All companies applying and authorized for listing with NASDAQ are required to have not less $4,000,000 in total assets and $2,000.000 in capital and surplus. Unless the Company is able to increase its net worth substantially, either through the accumulation of surplus out of earned income or successful capital raising financing activities, it will never be able to meet the eligibility requirements of NASDAQ. In order to qualify for listing on a national stock exchange similar minimum criteria respecting, among other things, the Company's net worth and/or income from operation must be met. Accordingly, market transactions in the Company's common stock are subject to the "Penny Stock Rules" of the Securities and Exchange Act of 1934, which are discussed in more detail, below, in Risk Factor No. 7 "Applicability of Penny Stock Rules to Broker-Dealer Sales of Company Common Stock". These rules could make it difficult to trade the common stock of the Company because compliance with them can delay and/or preclude certain trading transactions. This could have an adverse effect on the ability of an investor to sell any shares of the Company's common stock purchased hereunder as well as on the price obtainable for such shares.


     7. Applicability of "Penny Stock Rules" to Broker-Dealer Sales of Company Common Stock. The Securities and Exchange Commission has adopted special regulations (referred to herein as the "Penny Stock Rules") which define a security that has a market price of less than $5 and is not listed on a national stock exchange or quoted on NASDAQ as a "penny stock". These regulations subject all broker-dealer transactions involving such securities to the special Penny Stock Rules set forth in Rule 15g-9 of the Securities Exchange Act of 1934 (the "34 Act"). It may be necessary for the Selling Shareholders to utilize the services of broker-dealers who are members of the NASD. The current market price of the Company's common stock is substantially less than $5 per share and such stock can, for at least for the foreseeable future, be expected to continue to trade in the over-the-counter market at a per share market price of less than $5. Accordingly, any broker-dealer sales of the shares being offered hereunder, as well as any subsequent market transactions in the Company's common stock, be subject to the Penny Stock Rules. These Rules affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of purchasers in this offering to sell their shares in the secondary market if such a market should ever develop.

     The Penny Stock Rules impose special sales practice requirements on broker-dealers who sell such securities to persons other than their established customers or to "accredited investors" (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). Among other things, the Penny Stock Rules require that a broker-dealer make a special suitability determination respecting the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. In addition, the Penny Stock Rules require that a broker-dealer deliver, prior to any transaction, a disclosure schedule prepared in accordance with the requirements of the Commission relating to the penny stock market. Disclosure also has to be made about commissions payable to both the broker-dealer and the registered representative and the current quotations for the securities. Finally, monthly statements have to be sent to any holder of such penny stocks disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Accordingly, for so long as the Penny Stock Rules are applicable to the Company's common stock, they can make it difficult to trade such stock because compliance with such Rules can delay and/or preclude certain trading transactions. This could have an adverse effect on the liquidity and/or price of the Company's common stock.


     8. Possible Issuance and Sales of Additional Shares. The Company's Articles of Incorporation authorize the issuance of fifty million (50,000,000) shares. At the present time, less than 23% of the Company's authorized shares remain unissued. The Company's Board of Directors has the power to issue any or all of such additional shares without shareholder approval. The Company has entered into employment agreements with three of its current principal officers and directors and with one of its former officers and directors, who is presently employed by the Company as its corporate counsel, which call for annual salaries of $250,000. $150,000, $50,000 and $150,000, respectively.
Because the Company has not had sufficient cash flow to meet its salary commitments to its current and/or former officers and directors, it has, since January of 1995, compensated such persons by way of the issuance of unregistered shares of its common stock at 50% of the average of the bid and ask prices for such stock as traded in the over-the-counter market as quoted on the Electronic Bulletin Board of the NASD. Such issuances include but are not limited to the shares being offered hereunder. Unless and until the Company is able to meet its financial obligations to its employees, it can be expected to continue to compensate them by way of the issuance of shares of its common stock. Moreover, additional shares may be registered by the Company for sale pursuant to reoffer prospectuses such as this prospectus. The amount of such shares which may be so sold cannot however exceed one percent (1%) of the total outstanding stock of the Company, for each selling shareholder, within any ninety-day period. Such sales could have a depressive effect on the price of the Company's common stock in the public market.


9. Competition. Although management believes that the Tirex Technology has distinct advantages over all other existing tire disintegration methods, potential investors should note that the Company will face competition from other tire disintegration equipment manufactures, Virtually all of whom can be expected to be considerably better established and larger than the Company in total assets and resources. Management intends to meet such competition by developing technological innovations which will make the TCS-1 System more economical and efficient than other tire disintegration methods. To do so, the Company will have to raise sufficient funding to complete and continue its development program and to employ highly qualified personnel. There cannot however be any assurance that the Company will be able to raise the capital necessary to enable it to do so or that it will be able to locate or retain such personnel.


                              SELLING SHAREHOLDERS

     The 805,985 shares of common stock (the "Shares") being offered hereunder by the Selling Shareholders were acquired by them pursuant to the terms of individually, negotiated written compensation agreements pursuant to which the Selling Shareholders rendered bona fide services. All such agreements constituted Employee Benefit Plans, as defined in Rule 405 of the Securities Act of 1933.

     Mr. Byrne and Ms. Levine acquired all of the Shares being offered by them hereunder pursuant to their respective "Special Compensation Agreements", dated November 15, 1995 for services rendered during the three and one-half month period which commenced on August 1, 1995 and ended on November 15, 1995; Mr. Muro acquired all of the Shares being offered by him hereunder pursuant to his "Special Compensation Agreement", dated April 1, 1996 for services rendered during the three-month period ended March 31, 1996. The foregoing Special Compensation Agreements modified and amended the terms of the Company's three-year employment agreements, dated January 18, 1995, with Mr. Byrne and Ms. Levine and dated January 1, 1996, with Mr. Muro, which call for annual salaries of $250,000 to Mr, Byrne, $150,000 to Ms. Levine, and $150,000 to Mr. Muro. Mr. Threshie acquired all of the Shares being offered by him hereunder pursuant to his employment agreement, dated February 20, 1997 and effective as of January 1, 1996 (1) for services rendered during the two and one-half month

______________________

(1) As disclosed in the Company's annual report on Form 10-KSB for the fiscal year ended June 30, 1996, the Company appointed Mr, Threshie as its Vice President of Operations on January 1, 1996, subject to the terms and conditions set forth in his Employment Agreement and since that date, Mr. Threshie has served in such position subject to such terms and conditions. While it was at all times from January 1, 1996 the intention of the parties to set forth their agreement in writing, because of the pressure of other matters and the Company's limited resources, such action has not taken until February 20, 1996.
___________________________
period ended on March 31, 1996. The foregoing employment agreements between the Company and each of the Selling Shareholders are sometimes hereinafter referred to collectively as the "Executive Agreements".

     Because of the early stage of development of the Company, its lack of operations and insignificant cash flow, since January 18, 1995, it has not had the financial resources to meet its financial obligations under the Executive Agreements. The Special Compensation Agreements and Mr. Threshie's employment agreement provided for the issuance of unregistered shares of the Company's common stock in lieu of cash salary. All Shares issued thereunder were valued at fifty percent (50%) of the average of the bid and ask prices of such stock, as traded in the over-the-counter market and quoted in the NASDAQ Electronic Bulletin Board during all of part of the respective periods where the unpaid salary was earned, as follows: (i) shares issued to Mr. Byrne and Ms. Levine for services rendered during the three and one-half month period ended on November 15, 1995, were valued at fifteen cents ($0.15) per share, based upon an average of the bid and ask prices of the Company's common stock of approximately thirty cents ($.30) per share during the during the two week period preceding November 15, 1995 and (ii) shares issued to Messrs. Muro and Threshie for services rendered during the three-month period ended on March 31, 1996, were valued at eleven cents ($0.11) per share based upon an average of the bid and ask prices of the Company's common stock of approximately twenty-two cents ($0.22) per share during the three-month period ended on March 31, 1996.

     The foregoing stock issuances to Messrs. Byrne and Muro and to Ms. Levine were subject to stock restriction agreements between each of them, dated November 15, 1995, as amended May 30, 1996, and the Company (the "Stock Restriction Agreements"). These agreements provide that shares subject to them may be sold after two years pursuant to the exemption from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the "Act"), provided by Rule 144 of the Act or, after eighteen months from their issuance, pursuant to their inclusion in a registration statement on Form S-8 which includes a reoffer prospectus and is filed with the Securities and Exchange Commission. With respect to the shares being registered hereunder for Mr. Muro, the board of directors agreed to shorten the eighteen-month period, which must precede the registration of such shares, to sixteen months.

     For purposes of this Reoffer Prospectus, all of such. shares are "control shares" insofar as they were issued under an employee benefit plan pursuant to a Securities Act exemption prior to their inclusion in a registration statement on Form S-8, of which this Reoffer Prospectus is a part.

     The table which follows identifies: (i) each Selling Shareholder; (ii) the Plan pursuant to which the shares being offered hereby have been acquired;
(iii) the nature of all positions, offices or other material relationships which each Selling Shareholder has had the Company within the past three years; (iv) the number of shares of common stock owned by each Selling Shareholder prior to the offering; (v) the number of shares of common stock to be offered for the account of each Selling Shareholder; (vi) the number of shares of common stock to be owned by each Selling Shareholder after the completion of the offering, and (vii) the percentage of the Company's common stock to be owned by each Selling Shareholder after completion of the offering.


Selling Shareholder          Compensation         Position with        No. of          No. of          No. of          % of
                           Agreement (Name of         Company          Shares          Shares          Shares          Shares
                                 Plan)                                  owned          Offered         Owned           Owned
                                                                       Prior to                        After           After
                                                                       Offering                        Offering <1>    Offering
Terence C. Byrne          Executive Agreement     President, CEO    6,009,546 <2>     221,572          5,787,974       14.93%
                        of 1/18/95 and Special     Director
                             Compensation
                           Agreement 11/15/95

Louis V. Muro            Executive Agreement     Vice President of   4,795,805        242,746          4,553,039       11.74%
                        of 1/1/96 and Special     Engineering,
                             Compensation            Director
                         Agreement of 4/1/96

Frances Katz Levine     Executive Agreement      Corporate and       3,392,586        291,667          3,100,919        8.0%
                       of 1/18/95 and Special    United States
                            Compensation       Securities Counsel
                       Agreement of 11/15/95

John L. Threshie, Jr.   Executive Agreement     Secretary, Director    490,340     50,000              440,340          1.14%
                         dated February 20,
                       1997, effective as of
                         January 1, 1996

______________________________

     1     This number is estimated on the basis of no other sales being effected by any of the Selling Shareholders pursuant to Rule 144 or otherwise.

     2     Includes 3,119,835 Shares held of record by Darla Sapone Byrne, Mr.
Byrne's wife, over which shares, Mr. Byrne has voting power pursuant to an irrevocable proxy granted to him on September 27, 1996; Does not include 837,755 Shares held by John W. Surgent, over which shares, Mr. Byrne has voting power, unless and until such shares are sold, pursuant to an irrevocable proxy granted to him on June 13, 1996. 666,672 shares held by record by Edward Mihal, over which shares, Mr. Byrne has voting power pursuant to an irrevocable proxy granted to him on June 13, 1996, or 5,231,092 shares held by The NAIS Corp., over which shares Mr. Byrne has voting power, unless and until such shares are sold, pursuant to an irrevocable proxy granted to him in June 1997.

                           PLAN OF DISTRIBUTION

     The number of shares offered hereunder by each of the Selling Shareholders represents, together with all other shares offered or sold pursuant to a reoffer prospectus under cover of Form S-8 by such Selling Shareholder within the three-month period preceding the date hereof, less than one percent of the total number of shares of the Company's common stock presently issued and outstanding. The Selling Shareholders may sell all or part of the shares, from time to time, in the over-the-counter market, or in such other public market for the Company's common stock as may develop, at market prices then pertaining. In connection therewith, the Selling Shareholders may utilize the services of broker-dealers, none of whom will act as underwriters with respect to sales of the Shares. The names of any such brokers-dealers, who have not yet been identified, will be set forth in a supplement to this Reoffer Prospectus, to the extent required.



                           DESCRIPTION OF SECURITIES

     The authorized capital stock of the Company consists of fifty million shares (50,000,000) shares, par value $.001 per share, of which thirty-five million (35,000,000) shares are designated Common Stock par value $.001 per share, and fifteen million (15,000,000) shares are designated Open Stock, par value $.001 per share. There are presently thirty-eight million, seven hundred seventy-four thousands six hundred twenty-five (38,774,625) shares of Common Stock issued and outstanding. The Open Stock may be issued, from time to time, in one or more classes, or one or more series, within any class thereof, in any manner permitted by law, as determined from time to time by the Company's board of directors, and stated in the resolution or resolutions providing for the issuance of such shares adopted by the Company's board of directors pursuant to authority vested in it in the Company's Certificate of Incorporation, each class or series to be appropriately designated, prior to the issuance of any shares thereof, by some distinguishing letter, number designation, or title. All shares of stock in such classes or series may be issued for such consideration and have such voting powers, full or limited, or no voting powers, and shall have such designations, preferences and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions thereof, permitted by law, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such shares adopted by the Company's board of directors pursuant to authority vested in the Company's Certificate of Incorporation. The number of shares of stock of any class or series within any class, so set forth in such resolution or resolutions may be increased (but not above the total number of authorized shares) or decreased (but not below the number of shares thereof then outstanding) by further resolution or resolutions adopted by the Company's board of directors pursuant to authority vested in it in the Company's Certificate of Incorporation.

     The Company's board of directors may determine the times when, the terms under which and the consideration for which the Company shall issue, dispose of or receive subscriptions for its shares, including treasury shares, or acquire its own shares. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value per share. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable by the Company.

     The holders of shares of Common Stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefore and, upon liquidation, are entitled to share pro rata in any distribution to shareholders. Holders of the Common Stock have one non-cumulative vote for each share held. There are no pre-emptive, conversion or redemption privileges, nor sinking fund provisions, with respect to the Common Stock.

     Stockholders are entitled to one vote for each share of Common Stock held of record on matters submitted to a vote of stockholders. The Common Stock does not have cumulative voting rights. As a result, the holder of more than 50% of the shares of Common Stock voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares of Common Stock will not be able to elect any person or persons to the board of directors of the Company.


                                 EXPERTS

     The financial statements and schedules of the Company and its subsidiaries included in the Company's Annual Report on Form 10-K, which is incorporated herein by reference, have been examined by Pinkham and Foster, independent certified public accountants, and such financial statements and reports are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.


                                LEGAL OPINIONS

     The legality of the Shares offered hereby has been passed upon for the Company by Frances Katz Levine, Esq., 621 Clove Road, Staten Island, NY 10310. Ms. Levine, serves as corporate and securities counsel to the Company. She resigned her positions as a director and as Secretary of the Company on December 22, 1996. Her resignation was not caused by any disagreement with the Company on any matter relating to the Company's operations, policies, or practices. Ms. Levine is the record and beneficial owner of approximately 9.4% of the Company's issued and outstanding common stock and is one of the Selling Shareholders named herein.


                               INDEMNIFICATION

     The Company's certificate of incorporation provides for indemnification to the fullest extent permitted by Section 145 of the Delaware General Corporation Law ("Section 145"). Pursuant thereto the Company indemnifies its officers, directors, employees, and agents to the fullest extent permitted for losses and expenses incurred by them in connection with actions in which they are involved by reason of their having been directors, officers, employees, or agents of the Company. Section 145 permits a corporation to indemnify any person who is or has been a director, officer, employee, or agent of the corporation or who is or has been serving as a director, officer, employee, or agent of another corporation, organization, or enterprise at the request of the corporation, against all liability and expenses (including but not limited to attorneys' fees and disbursements and amounts paid in settlement or in satisfaction of judgments or as fines or penalties) incurred or paid in connection with any action, suit, or proceeding, whether civil, criminal, administrative, investigative, or otherwise, in which he or she may be involved by reason of the fact that he or she served or is serving in these capacities, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. In the case of a claim, action, suit, or proceeding made or brought by or in the right of the corporation to procure a recovery or judgment in its favor, the corporation shall not indemnify such person in respect of any claim issue or matter as to which such person has been adjudged to be liable to the corporation for negligence or misconduct in the performance of his or her duty to the corporation, except for such expenses as the Court may allow. Any such person who has been wholly successful on the merits or otherwise with respect to any such claim, action, suit, or proceeding or with respect to any claim, issue or matter therein, shall be indemnified as of right against sell expenses in connection therewith or resulting therefrom. The effect of this provision in the certificate of incorporation could eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above.

     The Company's By-laws provide for indemnification of the Company's officers and directors against all liabilities (including reasonable costs, expenses, attorney's fees, and obligations for payment in settlement and final judgment) incurred by or imposed upon them in the preparation, conduct, or compromise of any actual or threatened action, suit, or proceeding, whether civil, criminal, or administrative, including any appeals therefrom and any collateral proceedings in which they shall be involved by reason of any action or omission by them in their capacity as a director or officer of the Company, or of any other corporation which they serve as a director or officer at the request of the Company, whether or not such person is a director or officer at the time such liabilities are incurred or any such action, suit, or proceeding is commenced against them. The indemnification provided by the By-laws dose not extend, however, to certain situations involving misconduct, willful misfeasance, bad faith, or gross negligence.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

(other than the payment by registrant of expenses incurred in the successful defenses of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Except to the extent hereinabove set forth, there is no charter provision, by-law, contract, arrangement, or statute pursuant to which any director, officer, employee, or agent of registrant is indemnified in any manner against any liability which he may incur in his capacity as such.

                               SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ville St. Laurent, Province of Quebec, Canada, on the 19 day of August 1997.

                                   TIREX AMERICA INC.


                                   By /s/ Terence C. Byrne
                                   Terence C. Byrne, President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

     Signature                    Title                    Date

     /s/ Terence C. Byrne      President, Chief        August 19, 1997
     Terence C. Byrne          Executive Officer and
                               Chief Financial Officer

     /s/ Louis V. Muro         Vice President in       August 19, 1997
     Louis V. Muro             Charge of Engineering


     /s/ John L. Threshie, Jr. Secretary and Vice      August 19, 1997
     John L. Threshie, Jr.     President of Operations


     A Majority of the Board of Directors


     /s/ Terence C. Byrne       Director               August 19, 1997
     Terence C. Byrne

     /s/ Louis V. Muro          Director               August 19, 1997
     Louis V. Muro

     /s/ John L. Threshie, Jr.  Director               August 19, 1997
     John L. Threshie, Jr.

                    INDEX TO EXHIBITS BEING FILED HEREWITH


     Exhibit
     Number                Description of Documents                       Page
     [S]                               [C]                                 [C]
     5.1            Opinion of Frances Katz Levine, Esq.,                   20
                    regarding the legality of the securities being registered under this Registration Statement.

     24.1           Consent of Pinkham & Foster, Certified Public           22
                    Accountants, Independent Auditors for Company.

     24.2           Consent of Frances Katz Levine, Esq., counsel for       20
                    Company (set forth in the opinion of counsel included as Exhibit 5-1).

                                                                       EXHIBIT

                                                                           5.1



                                  OPINION OF

                            FRANCES KATZ LEVINE, ESQ.

                              FRANCES KATZ LEVINE
                               Counselor at Law
                                621 CLOVE ROAD
                            STATEN ISLAND, NY  10310

     Member, New York and                             Telephone (718) 981-8485
        New Jersey Bars                                 Telefax (718) 447-1153





                                   August 19, 1997

The Tirex Corporation
740 St. Maurice, Suite 201
Montreal, Quebec
Canada H3C 1L5

Ladies and Gentlemen:

     You have requested my opinion as counsel for The Tirex Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the selling shareholders (the "Selling Shareholders") named in the Company's Registration Statement on Form S-8, to be filed with the Securities and Exchange Commission on or about August 20, 1997 (the "Registration Statement"), of eight hundred and five thousand, nine hundred eighty-five (805,985) shares of Common Stock of the Company, $.001 par value, per share, currently issued and outstanding in the names of the Selling Shareholders (the "Shares").

     I have examined the Registration Statement in the form to be filed with the Securities and Exchange Commission, the Certificate of Incorporation of the Company as certified by the Secretary of State of the State of Delaware, the Bylaws and the minute books of the Company as a basis for the opinion hereafter expressed.

     Based on the foregoing examination, it is my opinion, and I so advise, that the 805,985 Shares currently are, and upon sale in the manner described in the Registration Statement will be, legally issued, fully paid and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   /s/ Frances Katz Levine
                                   Frances Katz Levine

                                                                       EXHIBIT
                                                                          24.1


                          CONSENT OF PINKHAM & POSTER

                          Certified Public Accountants

                                           Nevoso, Pivirotto, Pinkham & Foster
                                          -  CERTIFIED PUBLIC ACCOUNTANTS, LLC



We consent to the incorporation by reference in this Registration Statement of Tirex America, Inc., on Form S-8 of our report dated October 16, 1996, appearing in the incorporation by reference from the Annual Report on Form 10-KSB of Tirex America Inc. for the year ended June 30, 1996.


                                   /s/  Nevoso, Pivirotto, Pinkham & Foster
                                   Nevoso, Pivirotto, Pinkham & Foster
                                   Certified Public Accountants, LLC


August 19, 1997
Fairfield, New Jersey











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